                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and "Selected Historical Consolidated Financial Information and Other Data" and to the use of our reports dated October 11, 2002 for Online Data Corporation, October 16, 2002 for E-Commerce Exchange, Inc., October 25, 2002 for First Merchants Bancard Services, Inc., October 31, 2002 for 1st National Processing, Inc., November 22, 2002 for CardSync Processing, Inc., and February 21, 2003 (except as to Note 21, as to which the date is May 2, 2003) for iPayment, Inc. in the Registration Statement (Form S-1 No. 333-101705) and related Prospectus of iPayment, Inc. dated May 12, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California
May 12, 2003